Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

2012 FIRST QUARTER EARNINGS CONFERENCE CALL

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Speakers:

PHILIP K. ASHERMAN,

President and Chief Executive Officer, CB&I

LASSE PETTERSON,

Chief Operating Officer, CB&I

DAN McCARTHY,

President, Lummus Technology

RON BALLSCHMIEDE,

Chief Financial Officer, CB&I

•-•-•

5:02 p.m. to 6:04 p.m., Eastern Time

Tuesday, April 24, 2012

Transcript Prepared Exclusively for CB&I by

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Washington, D.C. 20015

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OPERATOR:	Good afternoon, ladies and gentlemen. At this time, I would like to welcome everyone to the conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press Star, then 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions of the company’s belief are reasonable but are subject to change, of a risk of uncertainties that are summarized in the company’s press release and SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHILIP ASHERMAN:	Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the first quarter of 2012.

With me today are CB&I’s Chief Operating Officer, Lasse Petterson, who will report on the activities in our Project Engineering and Construction, as well as our Steel Plate Structure sectors; Dan McCarthy, President of Lummus Technology, reporting on that sector’s results and outlook; and our Chief Financial Officer, Ron Ballschmiede, who will discuss our first quarter financial performance.

Summarizing first quarter results and as my colleagues will discuss in further detail, I am pleased to report that this first quarter resulted in significant year-over-year growth in revenue, operating income, backlog, and cash balances.

I am also very pleased to report that we continue to record outstanding safety performance around the world. This first quarter, we have executed nearly 16 million hours with only one lost-time incident, and in March alone, that number was zero. It was also zero for even recordable incidents. We believe that this core value and our goal of nobody gets hurt at CB&I is not only a tremendous competitive advantage for us, but it drives recruiting, retention, and client confidence, and most importantly, it’s just the right thing to do for our employees.

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So looking again at the other metrics, overall, margin levels performed as expected, and we are very encouraged by the new awards in the quarter across all of our business sectors, including the Williams petrochemical project in Louisiana, which bundles all of our services, from technology to construction; the next expansion phase of Kearl for ExxonMobil oil sands project in Canada; the FEED work for the Freeport LNG export facility in Texas with our joint venture partner, Zachry Construction; and additional refinery heaters in Russia provided by Lummus Technology.

While over 85 percent of the backlog value is still outside of the United States, we are beginning to experience a very positive rebalancing of our workload, with approximately 75 percent of the quarter one awards located in North America. And with our strong international position in key end markets, this exciting development of new energy infrastructure driven by shale gas and nonconventional oil production presents a great opportunity for CB&I’s sustained growth well into the future.

So for 2012, we remain confident in the guidance we provided during our Investor Day last November and anticipate another solid year ahead for Chicago Bridge & Iron Company.

I will now turn the call over to Lasse to discuss the current backlog and new awards for our Project Engineering and Construction and our Steel Plate Structures business sectors. Lasse?

LASSE PETTERSON:	Thank you, Phil. Good afternoon.

I will first give my comments on new awards this quarter and then provide a brief update on some of our larger ongoing projects.

Global market trends are positive in all of our end markets. LNG trade is projected to continue growing at a rate twice as fast as natural gas production, with the LNG portion of gas supply forecasted to increase approximately 20 percent over the next two decades.

In North America, shale gas production and low gas prices have resulted in several LNG import terminals, planned to be converted to export terminals. This shale gas production has further increased the demand for gas processing facilities, such as our Dominion project. The liquid-rich gas has also resulted in a surge of new petrochemical projects in the U.S., and additionally, global offshore and gas markets are strong, with large developments planned particularly in Brazil and the North Sea. Offshore gas developments may also bring opportunities for CB&I to design and build floating LNG facilities.

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Our first quarter new awards totaled approximately $1.7 billion U.S. dollars, which included the Kearl expansion project in Canada, the Williams olefins expansion in the U.S., the FEED for Statoil’s Luva project and detailed engineering for Talisman in the North Sea, and several contracts for conventional storage tanks in the U.S., Canada, Middle East, and Australia.

We were also awarded the Freeport LNG FEED contract for two 4.4-million-tons-per-annum process trains at the existing Freeport LNG import facility, which brings our current active LNG FEED and pre-FEED studies to five, including the previously announced Browse, Arrow, Yamal, and Shtokman studies. Our backlog remains solid at $9.6 billion U.S. dollars, with a good mix between reimbursable and lump-sum contracts.

Moving to our existing projects, I will start with our Project Engineering and Construction business sector. The construction work on REFICAR’s new 150,000-barrels-per-day refinery in Cartagena, Colombia, is progressing well. Twenty-one of 84 process modules fabricated at our yard in Beaumont have been received and installed at site. Engineering is more than 90-percent complete, and the engineering personnel will now gradually be transferred to our other Houston-based projects. Procurement is a joint task between CB&I and the client, and we are currently on schedule, with all major equipment on order. Our manpower at the site currently exceeds 5,800.

In Canada, the Kearl construction work is approximately 80-percent complete. We have received the first of the client-supplied equipment modules, and we expect to receive the remaining modules shortly. Engineering work on the Kearl expansion project has started in our Houston offices.

The FEED work on Browse is to be completed in Yokohama, and we are hard at work compiling the EPC tender for the full LNG plant development on Browse.

In London, the FEED engineering work for the Yamal project in Russia is also close to be completed, and we are hopeful that we can continue to support our client, NOVATEK, on this challenging and exciting project as they proceed into the later execution phases.

As mentioned in our last earnings call, we were awarded the FEED for the Freeport LNG liquefaction trains. On this project, we are designing new process trains on an existing U.S. LNG import terminal, changing it to an export facility, which would produce LNG from abundant sources of conventional and shale gas.

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In Papua New Guinea, on Exxon’s Hides gas conditioning plant in the Highlands, construction is ongoing. Engineering is complete, and procurement of materials and equipment has been finalized and ready to be transported to the site.

In the U.S., the Occidental’s Elk Hills gas processing plant in California is close to completion, and at Dominion’s gas processing plant in West Virginia, which will receive gas from the Marcellus and the Utica shale gas fields, construction is underway. Piling is close to be completed, and the foundation work is progressing according to plan.

Our offshore projects are also progressing well. The engineering work for Nexen’s two platforms on the Golden Eagle Field is on schedule, and we are now mobilizing for the Talisman’s project in our London office.

The FEED for the Luva SPAR platform was won in January, and we have mobilized the project team in our Hague office. As I mentioned in our last earnings call, we will be continuing to expand our position in offshore oil and gas, and specifically, in the North Sea, where we see several new project opportunities.

Shifting to our Steel Plate Structures business sector, progress on our two new nuclear projects, Vogtle and Summer, has been good in the period, and at the Vogtle site, erection of the first subcomponent of the containment vessel was completed on plan. Direction of a similar subcomponent will be delivered on plan at the Summer site in the second quarter of 2012.

In the Middle East, the GASCO project in Abu Dhabi is scheduled to be finished in late 2012, which is well ahead of the original schedule. Construction approached 90-percent complete at the end of March.

Additionally, we have several large conventional storage tank projects underway in Saudi Arabia and Abu Dhabi, including 90 tanks as part of Takreer’s refinery expansion project in Ruwais and Mussafah. Construction and fabrication are in progress and on schedule to be completed in 2012 and 2013.

On Gorgon MEI, we have mobilized the core project management team in Perth and are busy preparing the detailed construction plans for the project. This is a construction-only scope for us. All engineering, materials, and process modules are supplied by the client. We have mobilized to the Barrow Island site, but the majority of the construction scope will be performed in 2013 and ‘14, and at peak, more than 4,000 CB&I employees will be engaged on the project.

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We are also constructing two LNG tanks for the Gorgon project on the island. We are on schedule with our construction work as welding of the tank shells on both tanks have started, and the tank roofs are being erected.

In Papua New Guinea, we are building the LNG storage tanks for Exxon’s LNG project on the coast of Port Moresby. The gas from the PNG gas plant in the highlands will be processed here and then shipped to market. The LNG tank foundation has been poured, shell construction has begun, and prefabricated structures and equipment are being delivered from our yard in Thailand. Progress on the LNG tanks stands at 33 percent, which is as scheduled. I will close by saying that our end markets are continuing to provide us with new opportunities as seen by the recent awards and as demonstrated by our work on all these projects. CB&I has the ability to participate globally across the entire oil and gas value chain.

I will now hand over to Dan to comment on Lummus Technology.

DAN McCARTHY:	Thank you, Lasse. Good afternoon.

As expected, the technology markets, which Lummus Technology addresses, continue to exhibit strong demand in the first quarter. New awards and earnings were very solid. We announced a significant heat transfer equipment order in Russia.

In addition, there were a number of smaller projects that were awarded but not announced. The mix of business activity did not generate as much revenue as the first quarter of 2011, because we were in a period where some heat transfer projects were winding down and the new awards were still ramping up. With a greater percentage of the revenue derived from licensing activities, the return on sales was a little higher.

Petrochemicals led by olefins continue to generate numerous opportunities. When we talk about olefins, we are speaking about three core building blocks: ethylene, propylene, and butadiene. Market dynamics make ethylene plants an attractive investment worldwide. We have previously discussed that the United States and Canada would benefit from low energy and ethane feedstock costs, which should result in future investments such as the plan recently announced by Shell. However, it’s a global business, and we believe that there will be significant investment commitments overseas during the remainder of 2012 as well.

Propylene supply continues to remain tight also. With much of the new ethylene capacity based on ethane feedstock, there is a requirement to supplement propylene supply with on-purpose propylene plants based on technologies such as the CATOFIN propane dehydrogenation process and the Lummus olefins conversion technology.

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Last but not least is butadiene, a key component of rubber. This commodity is produced as a byproduct of naphtha-based ethylene plants, and its supply has also been negatively impacted by the transition towards gas feedstocks. We have benefitted from this by building butadiene extraction plants to recover more of the byproduct butadiene and also have seen a spike in interest in our CATADIENE process, which converts butane to butadiene.

Since many of the petrochemical plant investments are located in markets where our Project Engineering and Construction sector has ongoing activities, we believe CB&I is well positioned to not only sell licenses and heat transfer equipment but also to participate in the EPC of these upcoming projects. The recently announced Williams ethylene project is a good example of this strategy.

The economics of the refining industry are bifurcated both by region and product line. U.S. and European refiners remain wary of making refining investments, while refiners in other regions continue to invest in capacity and refinery upgrades.

Secondly, refiners find gasoline to be a difficult product line, while distillates are quite profitable. So even in these challenging times, new projects continue to emerge. These are primarily focused on heavy oil upgrading and middle distillate production. We have started a number of new delayed coking projects and have enjoyed awards in resid hydrotreating as well as hydrocracking.

With operating rates stable to improving, the catalyst recharge business is active as well. Similar to last year, many of the catalyst orders will be shipped in the fourth quarter, so the earnings profile of Lummus Technology will be somewhat back-end loaded.

In summary, we believe our main product lines of gas processing, refining of petrochemicals will provide good opportunities throughout this year and most likely next year as well. We are tracking our plan, and we forecast to be within the guidance range previously given for Lummus Technology.

Thank you, and I will turn it over to Ron.

RON BALLSCHMIEDE:	Thanks, Dan, and good afternoon, everyone.

With that overview of our major activities around the world, let me take you through our strong financial performance for the quarter, which was included in the press release.

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Revenue for the first quarter was $1.2 billion, up $247 million or 26 percent from the 1st quarter of 2011. The revenue increase reflects the increasing activity of our large projects and the execution of our higher beginning-of-the-year backlog. We expect this increasing project activity to continue throughout 2012, providing sequential quarterly revenue growth, consistent with the underpinning of our previously announced full-year revenue guidance of $5.2- to $5.6 billion.

The increase in gross profit for the quarter was primarily driven by higher revenues from our Project Engineering and Construction sector and totaled $153 million, the second highest in our history. Gross profit totaled $137 million in the comparable 2011 quarter. Each of our sectors continue to benefit from the solid project execution and perform consistent with our expectations.

The decline in our first quarter gross profit percentage to 12.8 percent from 14.3 percent in the first quarter of 2011 reflects the changing relative revenue volumes of our sectors. Specifically, as we expected, more than 80 percent of our quarter-over-quarter revenue increase came from our Project Engineering and Construction sector. That sector accounted for approximately 57 percent of our consolidated revenue compared to 49 percent in 2011.

I will come back and discuss the changes in our revenue and operating income by business sector in a moment.

Continuing on the consolidated results, selling and administrative expenses increased to $63 million from $58 million in 2011. There are several items contributing to this increase. First, the amount of stock-based compensation increased year-over-year by approximately $2 million, which I will speak to more about in a minute. The balance of the increase reflects higher selling and administrative costs, supporting our higher volume and global infrastructure.

Back to stock-based compensation. Consistent with past years, the first quarter has a greater amount of stock-based compensation cost due to the accounting requirement to expense stock-based compensation in the period of the grant for those individuals that are eligible to retire rather than amortize such cost over their likely vesting period.

A consolidated expense for the first quarter of 2012, which is predominantly classified as selling and administrative expenses, totaled $22 million, an increase from $20 million in the comparable quarter of 2011.

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Due to the demographics of our employee participants, the expense in the first quarter of 2012 reflect 63 percent of the total expected 2012 expense, compared to 56 percent in the first quarter of 2011. Stock-based compensation for the balance of the year is expected to be generally consistent with the final three quarters of 2011.

This equates to the expense in the first quarter of 2012 incrementally exceeding the stock-based compensation expense at each of the second, third, and fourth quarters by approximately 11 cents per share.

Stepping back a bit after that long explanation, which I believe is important to understand, we continue to expect our full-year S&A expense to approximately 4 percent of revenues, down from 4.5 percent in 2011.

First quarter income from operations was $86 million, 7.1 percent of revenues, compared to $75 million in the first quarter of 2011. Our income tax rate for the quarter was 29 percent, consistent with the 28-to-32-percent range discussed historically and consistent with our expectation for the full-year.

The summation of all that results in a first quarter net income of $59.5 million or 60 cents per diluted share, both representing our strongest first quarter in our history. Our full-year EPS guidance remains unchanged at $2.75 to $3.05. EBITDA in the quarter totaled $102.5 million or 8.5 percent of revenues.

Now let me take you through the sector’s first quarter results. Each first sector’s 2012 results were consistent with our expected annual range of operating results, which we have discussed previously; specifically, our performance expectations, our operating income in the range of 7 to 10 percent for Steel Plate Structures, 3 to 6 percent for Project Engineering and Construction, and annual operating income for Lummus Technology of $100 million plus or minus 10 percent.

Also for the first quarter, the incremental stock-based compensation generally reduces the sector’s first quarter operating margins by roughly a full percentage point when compared to the annual ranges of sector performance I just described.

Phil, Lasse, and Dan spoke to our new awards and prospect activity, so I will provide some overall comments. Our new awards for the quarter totaled $1.7 billion for a book-to-burn ratio of 141 percent, compared to just over $1 billion of new awards for the 2011 comparable period. Awards in excess of $40 million totaled just over $1.2 billion. The balance of new awards of approximately $500 million reflects awards spread nicely between our sectors and project types around the world. Our strong first quarter new awards supports our confidence in our previously communicated 2012 new award guidance of $5.5- to $7.0 billion.

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Steel Plate Structures reported first quarter 2012 revenues of $420 million, an increase of 14 percent, from $369 million in 2011. The increase was primarily attributable to construction activities on our large LNG tank and the mechanical erections, our erection project in Australia. Operating income totaled $38 million or 9.1 percent of revenues compared to $379 million — sorry — $37 million or 10 percent of revenues in 2011. Our 2012 results benefitted from higher revenue volume and related leverage of our operating costs offset by the impact of a higher percentage of revenue being derived from our cost-reimbursable mechanical erection project in Australia and other changes in mix of the projects and process.

Project Engineering and Construction revenues totaled $681 million in 2012, an increase of $217 million or 47 percent over the first quarter of 2011, the most significant revenue increase related to increased activities on our REFICAR refinery project, which Lasse discussed earlier. The increased revenues were also generated from our three large gas processing plants in Papua New Guinea and the United States. Income from operations totaled $25 million or 3.7 percent of revenues in the first quarter of 2012, compared to $15 million or 3.2 percent in 2011. Factors contributing to this change in operating margins include the benefit from higher revenue volume and the related leverage of our operating cost, partially offset by the impact of a higher percentage of revenue being derived from our cost-reimbursable projects in Papua New Guinea and Colombia.

Finally, Lummus Technology had a strong quarter, reporting revenue of $100 million, compared to $121 million in the first quarter of 2011. The change in this revenue reflected normal variations in the mix and timing of executing our technology backlog. As Dan mentioned, the first quarter operating income totaled $23 million, consistent with a comparable quarter of 2011 when the lower revenue volume was offset by better margins realized in our licensing activities.

Now a few comments on our balance sheet and cash flow. Our balance sheet liquidity remains strong, with a cash balance of $640 million, no revolver borrowings, and cash net of debt of $600 million.

During the quarter, we returned $110 million to our shareholders through share repurchases of $105 million or 2.3 million shares and $5 million through cash dividends. Cash returned to our shareholders through repurchases and dividends over the trailing four quarters totaled $223 million.

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Our investment of contract capital remains well controlled. Contract capital reflects the combination of balances of our receivables, contracts in progress, and accounts payable, and it stands at $672 million negative at the end of the quarter, compared to $701 [million] negative at the end of the year.

In closing, our significant backlog, consistent project execution, and strong financial position provides us with the necessary financial flexibility to deliver our projects up to our owners and take advantage of the energy infrastructure opportunities in front of us. We remain well positioned for opportunities to grow our company and continue to provide strong returns to our shareholders.

Phil?

PHILIP ASHERMAN:	Thank you, Ron.

We will now open the call to your questions.

OPERATOR:	As a reminder, ladies and gentlemen, if you would like to ask a question, press Star/1.

The first question comes from the line of Joe Ritchie.

JOE RITCHIE:	Good afternoon, everyone.

PHILIP ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	Phil, I first want to touch on your comments, the positive rebalancing of work that you are seeing towards North America. Perhaps you can talk maybe more specifically about maybe the increase in inquiries or the bids outstanding over the last 6 months in North America. I guess what I am really trying to get at is, what is the pace of change going to look like from the award side, you know, in the short term, medium term, and long term based on what you are hearing from your customers today?

PHILIP ASHERMAN:	I am going to get Dan and Lasse to add to the comments as well, but generally, what I mean, Joe, is, as you know, just the export facilities opportunity, there are probably eight that are being discussed out there. There’s probably four that people are thinking look pretty good, and we are probably certainly well positioned for at least two of those, I think. So, you know, in the next year or so, we should start seeing some real activity beyond Freeport on many of those, and of course, the recent announcement on Cheniere was good news for everyone as far as getting some traction on that business.

When you look at the petrochemical market, you know, I guess if you look at just the addressable market globally, you are talking about a $90-billion market, but what we see as far as CB&I as far as projects that we can address over the next year or two, we are looking in a range of about $16 billion worth of capital investment out there that certainly we might be able to participate, and a heavy concentrate of that is in the U.S.

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So when we look at our overall portfolio of work going forward the next 2 to 5 years, we are very encouraged with the continuation of the development of certainly the Australian LNG markets, some interesting developments in the offshore and a lot of diversity in our engineering offices, and continuing development of the shale gas-driven projects and petrochemical projects. So we think it looks good.

JOE RITCHIE:	That’s helpful. I guess just a follow-up to that question is, so the opportunity you are seeing here in the U.S. on the petrochem side, is that predominantly expansion projects and then, you know, maybe we start to see the crackers come through a little bit later, or how should we be thinking about that?

PHILIP ASHERMAN:	Do you want to talk about that, Dan?

DAN McCARTHY:	Sure. I think that the — you’re right, Joe, that the crackers are probably a little bit later, because they’re huge investments, and for some of these plants, like the one that Shell would like to build, it’s probably a gas plant in front of it, and then their downstream units are right behind it and an infrastructure around it. So it’s going to take a while for that to come to fruition.

I do think, though, that specific projects in areas such as propylene and butadiene are easier to get your arms around, and we will see things like that begin to emerge this year. And then they have substantial investments as well.

JOE RITCHIE:	Okay. That’s helpful color, Dan.

I guess one last question, maybe, Ron, you can touch on. The revenues were a little lighter than expected or at least a little lighter than we expected this quarter. You know, I guess the midpoint of your guidance for the year would imply about, you know, $1.4 billion per quarter. So maybe you can comment a little bit. Did revenues come in as expected for you guys, or were there any delays in projects that maybe could ramp up later in the year?

RON BALLSCHMIEDE:	No. I think overall, it was pretty close to our expectation. You know, as we have talked about, we do expect our projects to continue to ramp up each quarter this year, much like they did last year, and certainly, to get to our midpoint of guidance, we need a 20-percent growth over each quarter last year. And starting out with 26 percent was pretty good. So I think we would expect to see double-digit growth on top of prior year, and sequentially, the fourth quarter will be the largest, right behind the third. The third will behind second and et cetera. So pretty close to what we thought.

JOE RITCHIE:	Okay, great. Thanks for answering my questions.

PHILIP ASHERMAN:	Okay, Joe. Thank you.

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OPERATOR:	Your next question comes from the line of Steven Fisher.

PHILIP ASHERMAN:	Good afternoon, Steve.

STEVE FISHER:	Hi. Good afternoon.

You know, I was a bit surprised that you bought so much stock back this early in the year, so I am just wondering how we should think about the motivations there and in the timing and potential for further buybacks over the rest of the year.

RON BALLSCHMIEDE:	Sure. You know, as we have talked in the past, our number-one choice of our liquidity and our cash is to grow our business, and I think when we don’t have an eminent opportunity to do that, we look at our capital structure and believe it’s appropriate to return some money to our shareholders.

Certainly, our view is, in the first quarter, it was the time to put some of our money to work, and we did that. And we will go quarter by quarter on that, Steve, just to make sure that we are ultimately satisfying our objective to have the powder and availability to take on these big projects but, more importantly, to grow our company through opportunities that may arise.

STEVE FISHER:	Okay. And then just continuing the discussion on the U.S. chemicals opportunities, when you think about those bigger projects that you said, Dan, I guess would be a little bit later, can you just talk about what are the main hurdles or factors you think that need to be addressed before some of those projects can move forward?

DAN McCARTHY:	Well, you know, I think that — probably multiple factors here. First is, of course, the logistics of gathering the feedstock, and then you have to process it to, you know, extract it from the natural gas, and then one is looking at finding a home for the products. And I think what’s going to happen is you might find some of these plants being built in the northern part of the country, which we’ll look for domestic markets, but those along the Gulf Coast, I think, will really be focused on export, and that usually takes some time to arrange.

STEVE FISHER:	Okay, great. Thanks a lot.

PHILIP ASHERMAN:	Thanks, Steve.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz.

PHILIP ASHERMAN:	Good afternoon, Andy.

ALAN FLEMING:	Hi, guys. It’s Alan Fleming standing in for Andy this afternoon. Good evening.

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PHILIP ASHERMAN:	Good evening.

ALAN FLEMING:	Thanks for taking my questions.

I wanted to ask you about Steel Plate. Revenue fell off a little bit. I know it seems like it’s a little bit of a seasonally weaker quarter, but I just wanted to see if there are any delays in projects ramping up in that segment in particular, and if you could just comment on that.

PHILIP ASHERMAN:	No, I wouldn’t say that. I think what Ron said just overall as far as we look at the backlog and the revenue burn would certainly apply to Steel Plate.

The one major component of their backlog certainly is Gorgon MEI, which as Lasse told is still in the planning phase. We had originally forecast that we would be farther along into construction than we are. It is not a CB&I — necessarily, it’s not a CB&I risk, if you will, but certainly one that we are helping to find resolution with, with the owner. But it’s getting off to a little slower start, so that probably was one of the main contributors.

Overall, the backlog in Steel Plate Structures is performing exceedingly well, and of note primarily is a major project which is coming in the last stages of GASCO over in Abu Dhabi, which is exceeding all of our expectations on progress.

So if there was a bit of a lagging factor, it would probably be Gorgon, but again, that is a matter of timing, and all that backlog is still in front of us, which is good news.

RON BALLSCHMIEDE:	And I think as Lasse mentioned, Gorgon is an interesting one for Steel Plate Structure, one we haven’t had of that magnitude before. So it is a 4-plus-year job. So you won’t see the plateau of that job until sometime in ‘13, ‘14. So it’s a nice ramp-up period of time before it plateaus for a couple years.

ALAN FLEMING:	Okay, thank you. That was helpful.

And then, if I could, on a follow-up on LNG export, you have the Freeport award, a very nice award. I was wondering if you could give us some more information on kind of what you are hearing from your customer around timing.

And then second to that, do you guys see that these types of opportunities in the U.S. could potentially cannibalize some other LNG opportunities in Australia? Kind of how are you thinking about the market globally balancing these opportunities in North America?

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PHILIP ASHERMAN:	Well, that certainly is the question, isn’t it? But to get to your first question, what we are hearing is that, certainly, there is a lot of activity on the permitting side with major producers that are planning these export facilities. Obviously, Cheniere was first in that queue. I think others that have been mentioned, certainly right behind that, is Freeport, Dominion at Cove Point, and certainly, I think there’s been some discussion on BG as part of that initial wave, all talking about very large capital investments on at least two trains and around 4.2 million tons per annum, all subject to FERC and all subject to Department of Energy export rules. So that is all coming into play, but we still see, again, especially with Cheniere going forward and Freeport we think is close behind, we are very encouraged by the pace.

But these things got a long cycle time. You are talking about at least a year in engineering before you start seeing any substantial construction in the field. So you’re talking then about another 3 years of construction before we actually see any gas produced. So it is a long cycle time, but we are encouraged by the activity that we see.

Your other question about cannibalization, you know, there’s a lot of speculation over, around all that. We haven’t seen any — just from our perspective, we have not seen any slowing down of the developments in Australia. When you look at the supply demand for all primary energy sources, they all lead you to convergence somewhere out in 2030. I’m not sure if that’s just the end of the chart or if somebody really knows that’s going to happen, but certainly, the demand particularly in the non-OCD company — companies — countries, rather, would certainly indicate that that demand is there, and the production and supply would support that. So we don’t see that necessarily. All these projects seem to have traction at various paces and are subject to other factors such as local regulations and other constraints, but we see it going forward.

ALAN FLEMING:	Okay. Thank you, guys. I appreciate it.

PHILIP ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Jamie Cook.

PHILIP ASHERMAN:	Hello, Jamie.

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JAMIE COOK:	Hi. Good evening. Congratulations.

Two questions. One, Phil, can you just talk about — you know, obviously, there is a resurgence in the U.S. market or excitement that hasn’t been there in a while. Can you talk about sort of your win rate or how we should view profitability of these types of projects as they are more in your back yard versus overseas? And just competitively, as we jump around the globe, are there any markets at where you are seeing capacity starting to tighten or where some other players are starting to have issues, meaning, you know, scheduling, they are having time constraints or having problems meeting costs that they agreed to? Because we are hearing some, some noise of that. I was wondering if you heard the same.

PHILIP ASHERMAN:	And in any particular end market you are referring to, Jamie, or just –

JAMIE COOK:	As a specific example, specifically on the LNG side.

PHILIP ASHERMAN:	Okay.

JAMIE COOK:	Or just more broadly, whatever you’re hearing.

PHILIP ASHERMAN:	Let’s just throw back to what we were talking about, the petrochemical market and the opportunities there. You know, I think there’s going to be a broad competitive field, that all of the usual suspects in terms of people that have engineering capacity and construction capability to deal with those jobs, it certainly would be in consideration.

Our primary access point into those projects is through our technology, and our ability to bundle our technology with our EPC offering, I think, gives us, if not a competitive advantage, certainly an opportunity, virtually all these petrochemical facilities that we choose to chase.

I have not heard any capacity constraints in other markets or particular companies that are feeling strain that hasn’t been in the public that we’ve talked about, that I really know about.

You know, the LNG competitive slate tends to be the same players, regardless of where in the world you’re talking about, and certainly, we are fortunate that we tend to be spoken in that discussion or referred to in that discussion. But I have not heard that there is a particular strain in any part of the world with any major contractor that I’m aware of.

JAMIE COOK:	When do you — I mean, at what point – do you start to talk about as-sold or bidding margins starting to get better? Do you think that’s a scenario we could see in 2013 with some of the projects that are expected to move forward, or do you think it’s later than that, given that there’s just generally everyone has more capacity?

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PHILIP ASHERMAN:	You know, I would have to say our industry would follow those normal — normal dictates and the rules around supply and demands and margins.

You know, we’re seeing some as-solds at many for the top of our range but certainly not well beyond the range of what we have given you in terms of those types of margins. We haven’t — we haven’t seen that.

That’s not to say that as capacity constraints tighten up, we could be seeing some of that, but it is still an extremely competitive landscape out there. So I don’t see that changing dramatically in the next couple years.

JAMIE COOK:	Okay, thank you.

OPERATOR:	Your next question comes from the line of Michael Dudas.

PHILIP ASHERMAN:	Hello, Mike.

MIKE DUDAS:	Hey, good evening, everybody.

When you look at the new business take-in and your overall backlog as of the end of the quarter, can you — how do you feel about the risk-adjusted margin and risk-adjusted business that you’ve taken in?

PHILIP ASHERMAN:	Well, the overall risk profiles still seems to be or still is coming in around the 50-50 split, if you will, in our reimbursable versus risk. We still concentrate most of our fixed-price work in our Steel Plate Structure, with the exception of the Gorgon MEI project, is the majority of our fixed-price work.

What’s driving our ability to exceed in some cases or at least to meet as-sold expectations is a lot of that is the stability in the supply market. Steel prices seem to be holding their own. In fact, right down the line as far as all the commodity pricing that we see that’s important in our fixed pricing or our lump-sum bidding, we see a lot of stability in the supply market, and as long as that continues and we adhere to our own procurement and execution standards, we expect that certainly Steel Plate Structures will provide some premium opportunities as long as we perform.

On the other types of work, on the heavier process work, that tends to be a mixed bag between some fixed price and also reimbursable, but we seem to be holding that 50-50 mix of reimbursables and fixed price, and we don’t see that changing dramatically in the near future.

MIKE DUDAS:	And, Phil, my follow-up would be when looking back at the November Investor Day and where you look today, would it be safe to say that U.S. market seems to be the biggest change or difference of more improvement, or are there other areas that look a lot better? Are there any that have actually slipped a little bit in the past 6, 7 months? Thank you.

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PHILIP ASHERMAN:	I would say that the U.S. was exciting in November, and it’s even more exciting now, I think, primarily because we are encouraged by the timing of some of these developments, certainly in what we saw in Freeport in the first quarter and certainly what we’re seeing in the petrochemical market as well as the award of the expansion of the oil sands. So all those things that we were anticipating back in November, it’s as we planned, and, you know, in this business, Michael, that’s about as best as you can do in some cases. But we’re very encouraged by what we see and the timing of these major awards.

MIKE DUDAS:	I appreciate that, Phil. Thank you.

PHILIP ASHERMAN:	Thanks.

OPERATOR:	Your next question comes from the line of Rob Norfleet.

PHILIP ASHERMAN:	Hello, Rob.

BRYCE HUMPHREY:	Good afternoon. This is actually Bryce Humphrey on for Rob. Thanks for taking my questions.

PHILIP ASHERMAN:	You bet.

BRYCE HUMPHREY:	To follow up on an earlier question, new awards were also a little bit lighter than we were modeling, and you had a decent amount by our count of press released work during the quarter. So if you could talk about maybe the smaller nonpress released work you booked in the quarter, was that lighter than usual?

PHILIP ASHERMAN:	No, not necessarily. I don’t know what information you read, but we didn’t have it. We were very pleased to see the timing of these new awards, you know, the billion — well over a billion dollars as pretty good, but I think we’ve talked about in most of our calls the continuing reliance on small work in our company. This quarter is pretty typical. It was about a half-a-billion dollars. Typically, that’s been ranging anywhere from $5- to $750 million, I guess, or sometimes up. So we were pleased that we had a good balance in that. It wasn’t all concentrated on one big LNG award or others. I mean, we had LNG FEED. We had small awards of a half-a-billion dollars. You know, we had tank work. We had oils. You know, so it was across the board, and certainly petrochemical, that was a huge step forward for us.

So we like the balance. We like the mix. The values, we’re — you know, as far as our guidance, we think we are tracking right on our plan.

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BRYCE HUMPHREY:	Great. Yeah, that’s helpful.

And then just another follow-up on another question, were your comments regarding using cash to grow the business versus returning it to shareholders any indication that you don’t see any eminent target opportunities, or did I misunderstand that? And then if so, would you just reiterate your target markets of highest interest?

PHILIP ASHERMAN:	Yeah. I’ll let Ron expand on this, but it’s not — it’s a matter of utilizing the cash and the opportunities we have there in front of us. It certainly doesn’t preclude anything that we might see on the horizon that would be an opportunity to grow. Again, I think what Ron was describing is our priorities for cash would always be to grow the company, but we’re not just going to let it sit idle when we can return some value to the shareholders.

Ron, do you want –

RON BALLSCHMIEDE:	Yeah, I think that’s right. I think when you step back and look at the cash balance that we have and the liquidity that we have and just to get to a very safe debt-to-capital ratio, we probably have somewhere north of a billion dollars of powder, without — without stretching and even thinking about an equity market transaction. So that’s plenty of powder for opportunities out there that we are looking at, anyways.

BRYCE HUMPHREY:	Gotcha. Okay, thanks, guys.

PHILIP ASHERMAN:	You’re welcome.

OPERATOR:	Your next question comes from the line of Scott Levine.

PHILIP ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	Good afternoon. How are you doing?

PHILIP ASHERMAN:	Good.

SCOTT LEVINE:	So a question on the LNG and the U.S. opportunities. You know, can you help us understand — you know, obviously worked on some import facilities here — in understanding the potential scope that’s available to you guys on those types of jobs or that you would expect to be available and to size that relative to some of the other jobs you worked on, not just in Australia per se but in South America to understand what the addressable market opportunity might look like as they move forward?

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PHILIP ASHERMAN:	Okay. Well, I think the Freeport job could be seen as a fairly — you know, the model of we see it out there, certainly qualifying and being selected as the FEED contractor. Then working towards an EPC contract would be our preferred approach.

You know, during that phase, we worked very closely with the owners and the other participants to develop scope and pricing and planning and looking at the labor market locally and before we come up with the final estimate and cost for the work, and that would be — that would be the model.

I think realistically, probably we’re positioned for at least two of the four that seems to be the first in line, but you never know. We might get others. But I think that certainly in terms of engineering capacity, we think certainly there is enough engineering capacity. I think Lasse had referenced the fact that we were now coming down off of REFICAR, we’re reassigning the engineers to other work, certainly here in Houston. As far as direct labor capacity, you know, in this part of the world, although the unemployment is around 8 percent in the construction business, it’s about 16, above 16 percent. So there’s certainly — there are workers out there, and we anticipate that we have plenty of work for the construction industry here as we go forward.

That would be the model. So we are thinking certainly if you look at Peru as a model and the price of Peru, a couple of billion dollars of capital investment minus the infrastructure that’s already in place there because of the previous work we had done on some of those sites, you are looking at capital investments of $5 to $6 billion, I guess.

SCOTT LEVINE:	And then maybe to follow up on that then, so the infrastructure already being in place, and how much would that — you know, can you give us a sense of how much would that reduce the potential scope versus whether you guys were attacking this without, you know, import, you know, type infrastructure already, you know –

PHILIP ASHERMAN:	Yeah. I don’t think I can be that precise right now, Scott.

Do you want to address that?

LASSE PETTERSON:	Well, on these import terminals, you already have the marine facilities and the tank is there, so this is for the process modules. If you are looking at 2 times 4.4, that is two through trains, and so it’s a major EPC project and it’s up.

SCOTT LEVINE:	Got it.

LASSE PETTERSON:	Doing just the process modules.

RON BALLSCHMIEDE:	And maybe you’re asking almost, you know, most — the majority of that work would be certainly in scope for us, if that’s your question.

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SCOTT LEVINE:	That is my question. Thank you.

One quick follow-up on cash deployment then. You know, obviously an active quarter for you on buybacks, maybe, you know, it sounds like no real change to the thought process going forward. If you could just confirm if that’s true and if, you know, there’s been any change in your M&A profile or interest, it would be helpful.

RON BALLSCHMIEDE:	Yes, yes, no.

[Laughter.]

RON BALLSCHMIEDE:	Really steady course. I think we will continue to look for opportunities to grow our business. We have talked a lot about first choice adding to our technology business. Those are difficult to do, but I think we have done four or five in the last few years, and we hope to continue to do those. And if the right thing comes along that’s in a different sector or otherwise that fits our requirements of many things by being accretive, then we’ll do something different, but no change on our side.

SCOTT LEVINE:	Understood. Thanks, guys.

PHILIP ASHERMAN:	All right, Scott.

OPERATOR:	Your next question comes from the line of John Rogers.

JOHN ROGERS:	Hi. Good afternoon.

PHILIP ASHERMAN:	Good afternoon.

JOHN ROGERS:	Hey, Phil, just following up on some of the comments relative to the LNG market in the U.S. and when you look at these projects out here, I mean, we’re tens of billions of dollars. Can you size that relative — for CB&I relative to the opportunity? And I guess the upstream oil and the downstream chemical side of the business in the U.S., I mean, is it multiples of what those other market opportunities are?

PHILIP ASHERMAN:	The LNG is multiples?

JOHN ROGERS:	Yeah. Yeah.

PHILIP ASHERMAN:	Well, we talked about, you know, the potential market for us for these LNG exports, if you take the report of $8-billion investment, it certainly would at least equal the amount of capital investment we’re going to see in petrochemical over the next several years. So you’re talking, you know, a big funnel up there of in excess of $30 or $40 billion in those two markets.

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JOHN ROGERS:	Okay. So, I mean, it’s fair to say that the petrochemical market, I mean in — and I don’t know about the upstream oil market, but they’re similar in size to the LNG opportunity for you over the next longer term?

PHILIP ASHERMAN:	Well, it’s interesting. I mean, DOW obviously made that announcement this past week, and I think they were using numbers in the $4-billion range –

JOHN ROGERS:	Yeah.

PHILIP ASHERMAN:	— which would certainly equate, you know, or approach the approximate values of an export facility that either Cheniere or Freeport are contemplating. So these are big capital jobs.

JOHN ROGERS:	And I guess just to be clear, I mean, you would have the opportunity to do the entire EPC on some of these chemical projects, or will they get let in that manner?

PHILIP ASHERMAN:	Well, I don’t think it’s really been determined whether they’ll use PMCs and general contractors. You know, we’re certainly approaching out from a technology and a planning standpoint. We’re pretty far from where the execution plans are being discussed.

Certainly, we could, but we just don’t know what they’re going to tender specifically.

Dan, do you have any more insights on that?

DAN McCARTHY:	No, you’re right. You know, it’s four or five different units, and whether they package them or separate them, we just don’t know at this stage.

PHILIP ASHERMAN:	Yeah. And that’s probably a feasible approach, too, where you might have some kind of PMC role for a firm and then take a vertical scope of the major units. That might be a possible approach, but these vertical scopes would be of the hundreds of millions of dollars, so they would be sizable.

JOHN ROGERS:	Okay, okay. And one other thing, if I could. Ron, you mentioned — I mean, it sounds like your cash usages and working capital requirements, you know, continues on course, but specifically, as it relates to a floating LNG project, are there different requirements there? Is the collection cycle any different?

RON BALLSCHMIEDE:	You probably didn’t mean floating LNG, John, but LNG –

JOHN ROGERS:	Sorry. Yeah, yeah. Was a floating — yeah.

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RON BALLSCHMIEDE:	I think, you know, particularly in the United States, I think there’s probably more opportunity to, you know, take some lump-sum opportunity on those compared to some other places in the world. Generally — generally, lump sum does, you know, better from a cash-flow standpoint, but I wouldn’t say it’s going to move the needle in the next — in the short term, certainly in 2012, and beyond that, we’ll have to watch how these things develop.

JOHN ROGERS:	Okay.

RON BALLSCHMIEDE:	You know, it’s clear that, you know, there will be — there is an better opportunity to do some lump — you know, some incremental lump-sum work in the United States, which will be good for our margins.

JOHN ROGERS:	Okay. Sure. Thank you very much.

PHILIP ASHERMAN:	All right, John.

OPERATOR:	The final question from — the final question comes from the line of Avi Fisher.

AVI FISHER:	Hi. Good evening.

PHILIP ASHERMAN:	Hello, Avi. How are you?

AVI FISHER:	I’m good. Thanks for squeezing me in.

Hey, Lasse, when are Yamal and Shtokman going to move ahead?

[Laughter.]

PHILIP ASHERMAN:	You’ve been saving that one for him, haven’t you, Avi?

[Laughter.]

AVI FISHER:	I’ve been reading and following on the financing of it and the delayed decisions and being -- I guess, also, I wonder like while you wait for it to move ahead, is there a lot of engineering component to it as the projects change?

LASSE PETTERSON:	No, I think there was some news out on the Shtokman today and upstream. There was an update, but they’re confident that this is going ahead as an LNG project, and there seems to be abandoning the — the piping of the gas into Europe by the pipelines, but this is things that our clients are planning and working on, and we are following their plans. And we are at their service when they need our services.

Yes, clearly, there’s a lot of engineering work on these major EPC projects, and there is a lot of scope for a company such as CB&I on these LNG developments, both for the engineering and for the procurement services and also construction management services.

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PHILIP ASHERMAN:	I think the owners of Yamal just gave a presentation in London at an LNG conference, you know, and I think some view might be that the — what will move Yamal closer to its goal is really just capital investment. I mean, the gas is there. It certainly is feasible to extract it. So, I mean, from a technical standpoint, Yamal seems to be the clear choice. Shtokman has a few more challenges as far as just the actual production values and extracting the gas. So it’s not really a capital investment issue at Shtokman as much as it is more of a technical challenge.

Would you agree with that?

LASSE PETTERSON:	I think there are opportunities clearly on both projects, so we’ll see how our clients are progressing.

AVI FISHER:	While I have you, Lasse, you mentioned, I think, the GASCO completion is coming a little earlier than expected. Do we expect an award on the early completion?

PHILIP ASHERMAN:	What do you mean “award”?

RON BALLSCHMIEDE:	Or bonus?

AVI FISHER:	Any benefit. Bonus. Yes, yes, yes.

RON BALLSCHMIEDE:	No, we don’t — you know, we — no is the answer.

AVI FISHER:	Oh, okay.

RON BALLSCHMIEDE:	It would be unusual for us to have a big incentive-related payment on that project. We tend to get — we like our margin a little bit more steadier than that.

AVI FISHER:	Okay. And then, Lasse, I also heard you mention something about delayed coking opportunities, and I wondered if I could drill into that in sort of where you are seeing the opportunities.

[Laughter.]

PHILIP ASHERMAN:	That was Dan.

AVI FISHER:	Oh, that was Dan? Sorry.

PHILIP ASHERMAN:	You made Lasse a little nervous there.

[Laughter.]

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DAN McCARTHY:	Well, it’s interesting. We are seeing delayed coking opportunities pop up in various places, and so you can’t really say it’s focused in one area or not. Some of the areas are in regions where we would typically do EPC activity, so there’s some follow-on activity there.

Another aspect of this coking business is interest in producing specialty grades of coke, and, you know, we’ve been active in that and have seen some opportunities emerge there, which is more interesting, because, typically, people look at a delayed coke, and they say, “How am I going to get rid of the coke?” Here, you are making the coke with specific application.

AVI FISHER:	Right. While I have you, Dan, you know, your 10-K had kind of a lot more detail than usual on backlog, and so it showed a Lummus Technology backlog that was substantially higher than what kind of I had estimated or tried to back into, and if you kind of reverse-engineer it, you’re showing burn rates that are substantially slower than we normally see. Are we going to see a ramp in, quote/unquote, “backlog burn” in Lummus Tech? Are we just going to lull between the — you know, the end completion and starts of new heater projects?

DAN McCARTHY:	Well, I think my job is to definitely see the improvement in backlog burn, right, and growth in the business, but also, you have to appreciate that within our backlog, there are — it takes a while to go through the — a lot of things take a while to go through the backlog, not just the engineering side. That happens fast. But many of our customers will have us do the engineering, finalize this agreement, but then say, “Well, we’re not sure we’re going ahead with this project until we have a firm quotation from a contractor.” So we don’t take any profit on anything that’s contingent, right? So that gets hung up on the backlog as well as a lot of catalyst orders.

So we do have probably a higher backlog than people would project just by looking at the fact that we do our engineering in 6 months.

RON BALLSCHMIEDE:	As I think you know, we talked about revenue recognition. In addition to the catalyst being recognized when it’s shipped, there’s also some waiting for the plants to be completed and finishing the final revenue step, which is achieving what the plant was designed to do, and that, of course, delays some revenue also.

AVI FISHER:	Gotcha. And, Ron, while I have you, one last question just on the PNG project. You know, there have been some issues there in the past, the on-again/off-again with the timing of the work. How far are we away from being full ramp on that?

RON BALLSCHMIEDE:	I’m going to let Lasse answer that one.

[Laughter.]

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LASSE PETTERSON:	Well, with the PNG project, as I said, we’re finished with that engineering, and all the materials and equipment has been procured and has been transported to the site.

It is a difficult location. You either have to fly in all the equipment into the airport that’s being built up there in the highlands, or there’s a long road that comes up through the mountain, and so there has been some issues with logistics. But going forward, we are ramping up at the site. The site is fully mobilized. Piling is almost complete. We are pouring the foundations. So the project is going forward, and I would say that once we get into later quarters of this year that we are ramping up the construction force at this site.

AVI FISHER:	Super. I appreciate the answers. You guys are doing great work. Thank you.

PHILIP ASHERMAN:	Thanks, Avi.

[Pause.]

Well, I think that would conclude our call. I don’t know what happened to our operator, but let me just summarize.

We’re really pleased with the results this quarter from each of our business sectors, and we certainly anticipate that this performance will continue throughout the year as we capitalize on opportunities throughout the world.

We will continue to look for ways to grow not only from current end markets we serve but potentially in areas where we can expand our presence through acquisition, joint ventures, or some other form of collaboration that leverages the scale of CB&I with other global companies that share our core values and have a reputation for solid performance.

So thank you for your time and attention this afternoon, and that will conclude our call.

OPERATOR:	This concludes today’s conference call. You may now disconnect.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	You’re welcome.

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